Exhibit 99.1

RP® FINANCIAL, LC.
Advisory | Planning | Valuation

October 14, 2024

Mr. Nicholas W. Zillges

President and Chief Executive Officer

Marathon Bank

500 Scott Street

Wausau, Wisconsin 54403

Dear Mr. Zillges:

This letter sets forth the agreement between Marathon Bank, Wausau, Wisconsin (the “Bank”), the wholly-owned subsidiary of Marathon Bancorp, Inc., which in turn is the majority-owned subsidiary of Marathon MHC (the “MHC” and collectively, the “Company”), and RP® Financial, LC. (“RP Financial”), whereby RP Financial will provide the independent conversion appraisal services in conjunction with the second step conversion transaction of the MHC. The scope, timing and fee structure for these appraisal services are described below. These conversion appraisal services will be directed by the undersigned, along with James J. Oren, Director, and supported by additional staff.

Description of Appraisal Services

Due Diligence Review. RP Financial will conduct financial due diligence, including senior management interviews and reviews of historical financial information, business plan, and other corporate documents, to gain insight into operations, financial condition, profitability, market area, risks and internal and external factors impacting the Company. This due diligence review will be considered in determining the pro forma market value of the Company. We will review pertinent sections of the prospectus and conduct discussions with the Company and its representatives to obtain key conversion offering information, including key deal elements such as use of proceeds, reinvestment rate, marginal tax rate, offering expenses, stock plans characteristics (such as employee stock ownership plan and stock grant plan), charitable foundation contribution, proposed dividend and other material characteristics.

Appraisal Report. RP Financial will prepare a detailed written valuation report consistent with the regulatory appraisal guidelines and standard pro forma valuation practices, taking into consideration the pro forma market value and the resulting stock offering. The appraisal report will include an analysis of the Company’s financial condition and operating results, operating strategy and characteristics, market area, key risks and issues specific to MHC ownership such as waived dividends and assets held solely at the MHC level. The appraisal report will incorporate an evaluation of the Company’s business strategies, prospects for the future and the intended use of proceeds. A peer group analysis relative to certain relatively comparable publicly-traded banking companies will be conducted for the purpose of determining appropriate pro forma valuation adjustments for the Company relative to the peer group’s pricing ratios. The appraisal report will also consider the recent trading activity of the stock.

1311-A Dolley Madison Blvd.	Direct: (703) 647-6546
Suite 2A	Main: (703) 528-1700
McLean, VA 22101	Fax: (703) 528-1788
wpommerening@rpfinancial.com	www.rpfinancial.com

Mr. Nicholas W. Zillges

October 14, 2024

The original appraisal report will establish a midpoint pro forma market value, the corresponding range of value and offering range, and the corresponding exchange. The appraisal report will provide the valuation basis for the size of the stock offering. The appraisal report may be periodically updated during the application and offering process, and, in accordance with the applicable regulations, there will be at least one updated appraisal prepared at the closing of the stock offering to determine the number of shares to be issued. In the event of a syndicated community offering, it may be necessary to file an update in conjunction with the close of the subscription offering and prior to the pricing phase in the syndicated community offering. In the event of a syndicated community offering phase, RP Financial will participate in applicable all hands calls and virtual meetings regarding the offering results, stock pricing and timing.

Timing. RP Financial agrees to deliver the original appraisal report and subsequent updates, in writing, to the Company at the above address, in conjunction with the filing of the regulatory applications and amendments thereto. With prior approval by the Company, subsequent updates will be filed promptly as certain events occur which would warrant their preparation and filing.

Related Services. RP Financial agrees to perform related services as necessary or required in connection with the regulatory review of the original appraisal and subsequent updates. RP Financial will also prepare the pro forma presentations for inclusion in the prospectus, reflecting the original appraisal and subsequent updates, as appropriate.

Board Presentation. RP Financial anticipates presenting the original appraisal report, including the appraisal methodology, peer group selection and assumptions, to the Company’s Board of Directors prior to filing it with the regulatory application. If appropriate, RP Financial will present subsequent updates to the Board. It is understood that this appraisal review may be presented either in person or virtually depending upon timing and other circumstances.

Fee Structure and Payment Schedule

The Company agrees to pay RP Financial the following fees for preparation and delivery of the original appraisal report and subsequent appraisal updates, plus reimbursable expenses. Payment of these fees shall be made according to the following schedule:

●	$10,000 upon execution of this letter of agreement engaging RP Financial’s appraisal services;
●	$37,500 upon delivery of the completed original appraisal report; and,
●	$10,000 upon delivery of each subsequent appraisal update report required in conjunction with the regulatory application and stock offering. It is anticipated that there will be at least one appraisal update report, specifically the update to be prepared in conjunction with the completion of the stock offering.

The Company will reimburse RP Financial for reasonable out-of-pocket expenses incurred in preparation of the original appraisal and subsequent updates. Such out-of-pocket expenses will likely include travel, printing, communications, shipping, reasonable counsel fees, computer and data services, and will not exceed $10,000 in the aggregate, without the Company’s authorization to exceed this level.

Mr. Nicholas W. Zillges

October 14, 2024

In the event the Company shall, for any reason, discontinue the proposed transaction prior to delivery of the completed original appraisal report or subsequent updates and payment of the corresponding fees, the Company agrees to compensate RP Financial according to RP Financial’s standard billing rates for consulting services based on accumulated and verifiable time expenses, not to exceed the respective fee caps noted above, after applying full credit to the initial retainer fee towards such payment, together with reasonable out-of-pocket expenses, subject to the cap on such expenses as set forth above. RP Financial’s standard billing rates range from $125 per hour for Associates to $550 per hour for Managing Directors.

If during the course of the proposed transaction, unforeseen events occur so as to materially change the nature or the work content of the services described in this contract, the terms of said contract shall be subject to renegotiation by the Company and RP Financial. Such unforeseen events shall include, but not be limited to, material changes to the structure of the transaction such as inclusion of a simultaneous business combination transaction, material changes in the applicable regulations, appraisal guidelines or processing procedures as they relate to such appraisals, material changes in management or procedures, operating policies or philosophies, and excessive delays or suspension of processing of applications by the regulators such that completion of the transaction requires the preparation by RP Financial of a new appraisal.

Covenants, Representations and Warranties

The Company and RP Financial agree to the following:

1.The Company agrees to make available or to supply to RP Financial such information with respect to its business and financial condition as RP Financial may reasonably request in order to provide the aforesaid valuation. Such information heretofore or hereafter supplied or made available to RP Financial shall include, but not be limited to: annual audited and unaudited internal financial statements and management reports, business plan and budget, periodic regulatory filings and material agreements, risk management reports, debt instruments, off balance sheet assets or liabilities, commitments and contingencies, and other corporate books and records. All information provided by the Company to RP Financial shall remain strictly confidential (unless such information is otherwise made available to the public), and if the reorganization and stock offering is not consummated, or the services of RP Financial are terminated hereunder, RP Financial shall promptly return to the Company the original and any copies of such information.

2.RP Financial represents that it will comply with any and all federal, state and local laws, regulations and ordinances governing or relating to the privacy, security, confidentiality or integrity of personal information, data, and confidential information (“Privacy Laws”). RP Financial shall implement such physical, administrative and technical safeguards as shall be necessary to ensure the security and confidentiality of any personal information, data, and confidential information it receives, including maintaining written policies and procedures detailing its compliance with any applicable Privacy Laws. Such written policies and procedures shall be made available to the Company for review upon request. The Company represents and warrants to RP Financial that any information provided to RP Financial does not and will not, to the best of the Company’s knowledge, at the times it is provided to RP Financial, contain any untrue statement of a material fact or in response to informational requests by RP Financial fail to state a material

Mr. Nicholas W. Zillges

October 14, 2024

fact necessary to make the statements therein not false or misleading in light of the circumstances under which they were made.

3.(a)   The Company agrees that it will indemnify and hold harmless RP Financial, any affiliates of RP Financial, the respective members, officers, agents and employees of RP Financial or their successors and assigns who act for or on behalf of RP Financial in connection with the services called for under this agreement (hereinafter referred to as “RP Financial”), from and against any and all losses, claims, damages and liabilities (including, but not limited to, reasonable attorney’s fees, and all losses and expenses in connection with claims under the federal securities laws) attributable to (i) any untrue statement of a material fact contained in the financial statements or other information furnished or otherwise provided by the Company to RP Financial, either orally or in writing; (ii) the omission of a material fact from the financial statements or other information furnished or otherwise made available by the Company to RP Financial; or (iii) any action or omission to act by the Company, or the Company’s respective officers, directors, employees or agents, which action or omission is undertaken in bad faith or willful misconduct or is negligent. The Company will be under no obligation to indemnify RP Financial hereunder if a court determines that RP Financial was negligent or acted in bad faith or with willful misconduct with respect to any actions or omissions of RP Financial related to a matter for which indemnification is sought hereunder. Reasonable time devoted by RP Financial to situations for which RP Financial is deemed entitled to indemnification hereunder, shall be an indemnifiable cost payable by the Company at the normal hourly professional rate chargeable by such employee.

Notwithstanding anything in this agreement to the contrary, RP Financial shall notify the Company immediately via telephone, to be followed up in writing, of any actual, suspected or threatened security breach incident involving confidential information, and shall cooperate fully in investigating and responding to each successful or attempted security breach. RP Financial will defend, indemnify and hold the Company harmless from and against all third party claims, losses, damages and liabilities arising out of a security breach and shall pay for all costs associated with responding to such breach, including without limitation, all legal, forensic, public relations, consultancy and other expert fees incurred by the Company, the costs of any and all notifications that the Company sends to individuals whose information was affected by any incident, and the cost of an annual credit monitoring services subscription for all such individuals.

(b)   RP Financial shall give written notice to the Company of such claim or facts within thirty days of the assertion of any claim or discovery of material facts upon which RP Financial intends to base a claim for indemnification hereunder, including the name of counsel that RP Financial intends to engage in connection with any indemnification related matter. In the event the Company elects, within seven days of the receipt of the original notice thereof, to contest such claim by written notice to RP Financial, the Company shall not be obligated to make payments under Section 3(c), but RP Financial will be entitled to be paid any amounts payable by the Company hereunder within five days after the final non-appealable determination of such contest either by written acknowledgement of the Company or a decision of a court of competent jurisdiction or alternative adjudication forum, unless it is determined in accordance with Section 3(c) hereof that RP Financial is not entitled to indemnity hereunder. If the Company does not so elect to contest a claim for indemnification by RP Financial hereunder, RP Financial shall (subject to the Company’s receipt of the written statement and undertaking under Section 3(c) hereof) be paid promptly and in any event within thirty days after receipt by the Company of detailed billing

Mr. Nicholas W. Zillges

October 14, 2024

statements or invoices for which RP Financial is entitled to reimbursement under Section 3(c) hereof.

(c)   Subject to the Company’s right to contest under Section 3(b) hereof, the Company shall pay for or reimburse the reasonable expenses, including reasonable attorneys’ fees, incurred by RP Financial in advance of the final disposition of any proceeding within thirty days of the receipt of such request if RP Financial furnishes the Company: (1) a written statement of RP Financial’s good faith belief that it is entitled to indemnification hereunder; (2) a written undertaking to repay the advance if it ultimately is determined in a final, non-appealable adjudication of such proceeding that it or he is not entitled to such indemnification; and (3) a detailed invoice of the expenses for which reimbursement is sought.

(d)   In the event the Company does not pay any indemnified loss or make advance reimbursements of expenses in accordance with the terms of this agreement, RP Financial shall have all remedies available at law or in equity to enforce such obligation.

This agreement constitutes the entire understanding of the Company and RP Financial concerning the subject matter addressed herein, and such contract shall be governed and construed in accordance with the Commonwealth of Virginia. This agreement may not be modified, supplemented or amended except by written agreement executed by both parties.

The Company and RP Financial are not affiliated, and neither the Company nor RP Financial has an economic interest in, or is held in common with, the other and has not derived a significant portion of its gross revenues, receipts or net income for any period from transactions with the other. RP Financial represents and warrants that it is not aware of any fact or circumstance that would cause it not to be “independent” within the meaning of the conversion regulations of the federal banking agencies or otherwise prohibit or restrict in anyway RP Financial from serving in the role of independent appraiser for the Company.

* * * * * * * * * * *

Please acknowledge your agreement to the foregoing by signing as indicated below and returning to RP Financial a signed copy of this letter, together with the engagement fee of $10,000.

Sincerely,

William E. Pommerening
Managing Director

Agreed to and Accepted:	/s/ Nicholas W. Zillges
Nicholas W. Zillges
President and Chief Executive Officer
Marathon Bank, Wausau, Wisconsin

Date Executed:	October 15, 2024